UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2006
DAVE & BUSTER’S, INC.
(Exact name of registrant as specified in its charter)

Missouri	0000943823	43-1532756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2481 Manana Drive
Dallas Texas 75220
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 357-9588
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☑	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 8.01. Other Events.
On December 8, 2005, Dave & Buster’s, Inc. (“Dave & Buster’s”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of Wellspring Capital Management, LLC (“Wellspring”), pursuant to which Wellspring will acquire all of Dave & Buster’s outstanding common stock for $18.05 per share, by the merger of a Wellspring subsidiary with and into Dave & Buster’s. On January 25, 2006, Dave & Buster’s mailed its proxy statement for the special meeting of the Dave & Buster’s stockholders to approve the Merger Agreement. The special meeting of stockholders will be held on February 28, 2006.
On January 25, 2006, the Federal Trade Commission and the Justice Department advised Dave & Buster’s that they had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the transactions contemplated by the Merger Agreement.
On January 24, 2006, Dave & Buster’s was served with a purported class action petition filed in the District Court of Dallas County, Texas, Cause No. 06-00628, by Claire Partners, on behalf of itself and all other Dave & Buster’s stockholders. The petition, which is against Dave & Buster’s, its directors and Wellspring, alleges, among other things, that (i) the consideration to be received by the stockholders of Dave & Buster’s under the Merger Agreement is inadequate due to its low stock price at the time of negotiations and the failure of the board of directors to perform a market check prior to negotiations, (ii) the disclosure contained in the proxy statement related to the merger is misleading and/or incomplete, (iii) the negotiations were not at “arm’s-length” and (iv) the price per share was fixed arbitrarily by the defendants to “cap” the market price of Dave & Buster’s and to permit Wellspring to obtain Dave & Buster’s assets at the lowest possible price. The complaint asserts causes of action against the defendants for breach of fiduciary duty and aiding and abetting. The plaintiff is seeking to have the court (i) declare that defendants have breached their fiduciary duties of care and loyalty to the stockholders and aided and abetted such breaches, (ii) require the defendants to indemnify the stockholders of Dave & Buster’s for their breaches of fiduciary duty, (iii) enjoin the consummation of the Merger Agreement on the terms proposed, and to rescind the Merger Agreement (to the extent already implemented), (iv) award plaintiff and the class compensatory and/or rescissory damages as allowed by law and (v) award interest, attorney’s fees, expert fees and other costs to the plaintiff.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S, INC.
Date: January 30, 2006	By:	/s/ W.C. Hammett, Jr.
W.C. Hammett, Jr.
Chief Financial Officer